Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 24, 2026, except for Note 24, as to which the date is November 9, 2026, in Amendment No. 2 to the Registration Statement (Form F-1 No. 333-299608) and related Prospectus of Windward Bio Group AG dated November 9, 2026.

/s/ Ernst & Young AG

Basel, Switzerland

November 9, 2026